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                IntegraMed Signs Fertility Network Contract With
                    Arizona Reproductive Medicine Specialists

PURCHASE, NEW YORK--July 10, 2008--IntegraMed America, Inc. (NASDAQ: INMD), the nation's leading operator of fertility centers and vein care clinics in the United States, announced today it has executed a 25-year contract to provide business, marketing and facility services to Arizona Reproductive Medicine Specialists (ARMS) in Phoenix, Arizona. Phoenix represents the first fertility center in the Southwest and the 13th major market where IntegraMed has committed to providing its full range of services.

Under the terms of the agreement, IntegraMed will phase in the implementation of its services over time, dependent upon ARMS meeting specific performance targets. Initially IntegraMed will receive a fixed percentage of the Center's revenues with an option to participate in an additional fixed amount of the Center's earnings at a later date plus reimbursed cost of services, once all services have been phased into the ARMS operations. The transaction became effective July 9, 2008.

ARMS is one of the largest and most well-established fertility centers in the Phoenix area. It is centrally located in Phoenix with satellite offices in Scottsdale, Chandler, and the West Valley. ARMS physicians serve as clinical faculty for one of only two academic obstetrics and gynecology residency programs in Phoenix, the Banner Good Samaritan Residency Program, and for the University of Arizona. Their new, state-of-the-art facility includes the Phoenix Preimplantation Genetic Diagnosis Center.

Drew V. Moffit, M.D., FACOG, is the co-medical director of Arizona Reproductive Medicine Specialists, the director of the Division of Reproductive Endocrinology and Infertility at Good Samaritan Regional Medical Center and an assistant professor at the University of Arizona. He completed his training in reproductive endocrinology and infertility medicine at the Jones Institute of Reproductive Medicine in Norfolk, Virginia. He is a board-certified reproductive endocrinologist.

Mark D. Johnson, M.D., is the Director of Reproductive Genetics at ARMS. He completed fellowships at the Medical College of Georgia and the National Institutes of Health and has earned board certification in Reproductive Endocrinology and infertility. Dr. Johnson was the 2004-2005 president of the Phoenix OB-GYN Society and was named one of the "Top Docs" in Infertility in Phoenix Magazine.

Barbara M. Faber, M.D., is board certified in Ob/GYN as well as Reproductive Endocrinology and Infertility. Dr. Faber has extensive experience in Assisted Reproductive Technologies (in-vitro fertilization), ovulation induction, and endoscopic surgery for the evaluation and treatment of infertility. Dr. Faber is also a clinical assistant professor at the University of Arizona.

Kimball O. Pomeroy, Ph.D., is the Director of the Reproductive Lab at ARMS with expertise in embryology and andrology, the study of male reproduction. He served as a postdoctoral fellow at The Salk Institute in San Diego and was trained in human in-vitro fertilization in Bristol, England.
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"We're delighted to align ourselves with IntegraMed because they have repeatedly demonstrated nationwide that they can help foster growth of fertility practices," said Dr. Moffit. "Working with IntegraMed will enable us to manage our growth and development for the foreseeable future."

"We look forward to a longstanding relationship with ARMS," said Joseph J. Travia, Jr., President of IntegraMed's Fertility Centers Division. "ARMS is one of the few multi physician practices in the state and has established a reputation for providing expert patient care and treatment. We are excited to establish a footprint in the Southwest United States with one of the eminent Fertility Centers in Arizona and believe the Phoenix market is underserved and ripe for expansion and growth."

About IntegraMed America, Inc.
IntegraMed America, Inc. is the leading operator of fertility centers and vein care clinics in the United States. The Company supports its provider networks with state-of-the art information systems; marketing and payer contracting; financial planning, reporting and analysis; organizational planning and development; quality assurance initiatives; human resources administration; and purchasing services. IntegraMed also offers consumer treatment-financing programs and operates www.integramed.com, a leading fertility portal.

The IntegraMed Fertility network consists of 32 contracted centers in 104 locations across the United States, including 175 physicians and Ph.D. scientists. Nearly one of every four IVF procedures in the U.S. is performed in an IntegraMed fertility practice. The IntegraMed Vein Clinic network is the leading provider of vein care services in the US and operates 31 centers in 11 states, principally in the Midwest and Southeast.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of July 10, 2008 and IntegraMed undertakes no duty to update this information.

CONTACT:
Media/Investors:                               Investors:
Steven Hecht, David Collins                    John Hlywak
Jaffoni & Collins Incorporated                 Executive Vice President & CFO
inmd@jcir.com                                  IntegraMed America, Inc.
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212/835-8500                                   Jhlywak@IntegraMed.com
                                               914/251-4143
Physicians:
Scott Soifer
Senior Vice President, Strategy & Development
IntegraMed America, Inc.
Scott.Soifer@IntegraMed.com
914/251-4186
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